EXHIBIT 10.4

Terms Agreement

WHEREAS, on November 5, 2012 Stifel Financial Corp. (“Purchaser”) entered into a merger agreement (“Merger Agreement”) whereby, subject to satisfaction of specified conditions, Purchaser will purchase all of the outstanding shares of common stock of KBW, Inc. (“Seller”) and merge Seller into the operations of Purchaser (the “Merger”); and

WHEREAS, Seller and Robert Giambrone (“Giambrone”), its Chief Financial Officer, entered into a Change in Control Agreement in February 2008, which was amended and restated on December 31, 2008, and further amended on December 31, 2010 (such agreement, as amended, being the “CIC Agreement”); and

WHEREAS, Purchaser and Seller, in negotiating the terms of the Merger have requested certain modifications to the rights of Giambrone under the CIC Agreement, and have agreed to certain other terms, to be effective at the time of the consummation of the Merger, or on such other dates as are expressly provided below; and

WHEREAS, to assist in achieving the consummation of the Merger, Giambrone, has agreed, on terms set forth below, to modify certain rights under the CIC Agreement solely in connection with the Merger, and for no other purpose or transaction;

NOW, THEREFORE, Purchaser, Seller and Giambrone agree to enter into this Terms Agreement, dated November 8, 2012 providing for the following:

1.             Immediately prior to the Merger, following satisfaction or due waiver of all conditions to the Merger specified in the Merger Agreement, the CIC Agreement will be amended by Seller and Giambrone so that the provisions therein relating to payment of additional amounts intended to gross-up Giambrone for any excise taxes imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (“Code”) are of no further force and effect.  These amendments will not otherwise affect any rights to indemnity as set forth herein, or any other rights to indemnity or reimbursement of expenses not directly related to the imposition of excise taxes under Section 4999 of the Code.  Immediately prior to the Merger, at the same time, the CIC Agreement will also be amended by Seller and Giambrone to provide that if any payment, benefit or distribution by the Company or any other person or entity to Giambrone or for his benefit (whether paid or payable, provided or to be provided or distributed or distributable pursuant to the terms of the CIC Agreement or otherwise) (each, a “Payment,” and collectively, the “Payments”) causes Giambrone to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by you with respect to such excise tax, the “Excise Tax”), then such Payments will be reduced such that Giambrone will receive in connection with the Merger Payments with a value (as determined in accordance with Code Section 280G) equal to 2.99 multiplied by his “base amount” as that term is defined under Code Section 280G.  To the extent payments must be reduced to satisfy such 2.99 limit, cash amounts payable to Giambrone, and not the medical continuation benefits provided under Section 5(a)(2) of the CIC Agreement, shall be reduced.  Notwithstanding the foregoing, (i) in no event will these provisions be deemed to reduce any benefits other than the severance payments under Section 5(a)(1)(C) of the CIC Agreement and (ii) in no event will such severance payments exceed $4,430,000.  In addition, (i) no bonus payments for 2012 shall be paid under the CIC

Agreement, in consideration of the bonus amount provided for in Section 4 hereof, and (ii) the payment otherwise described in Section 5(a)(1)(B) shall be paid only if the Merger is consummated on or after February 15, 2013 (unless Giambrone is terminated before such date without “Cause” or Giambrone terminated his employment before such date for “Good Reason”, each as defined in the CIC Agreement) and amounts payable with respect to Section 5(a)(1)(B) shall not take into account any amounts otherwise payable as described in this Terms Agreement including under Section 4 below.  Otherwise, all provisions of the CIC Agreement shall remain unchanged and operative.

As a condition to such agreement to amend the CIC Agreement, the Company shall provide to Giambrone a description of the amounts which will be included in the Payments utilized for purposes of the calculations of reductions necessary to avoid the payment of an excise tax.  Such payments shall include only such payments that the certified public accounting firm engaged (as described below) to make determinations with respect to this Section 1, determines should be taken into account in determining whether the Payments constitute “parachute payments” within the meaning of Code Section 280G (which may include (i) payments made under Section 5(a) of the CIC Agreement, as in effect; (ii) the allocable portion of payments related to the accelerated vesting of Restricted Stock Agreements received by Giambrone on a change of control; (iii) the amount of the 2012 Bonus, as specified below in Section 4 below; and (iv) any other payments described in the Merger Agreement or the CIC Agreement that may be considered payments taken into account for purposes of Code Section 280G). Any determination required to be made under this Section 1, including whether and when reduction of Payments is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm designated by Giambrone and reasonably acceptable to the Seller and the Purchaser.  Notwithstanding the foregoing, should the accounting firm engaged to make determinations with respect to this Section 1 determine that the payment or settlement of any portion of those certain restricted stock units previously granted to and deferred by Giambrone should be included in determining whether the Payments constitute “parachute payments” within the meaning of Code Section 280G, and the value attributed to the payment or settlement of such restricted stock units exceeds $100,000, Giambrone and the Company will restructure the Payments (including such restricted stock units) to avoid such excess resulting in any contribution to the reduction of the Payments and to provide the full, expected economic benefit to you.  The fees and expenses of such accounting firm shall be borne by the Seller.  Giambrone shall cooperate with any reasonable requests by the Seller or Purchaser in connection with any contests or disputes with the Internal Revenue Service in connection with the excise tax imposed under Code Section 4999 or the deduction limitation of Code Section 280G.

Giambrone will also agree, if requested by Purchaser, in an amendment to his employment agreement or other applicable agreements, following agreement as to amount and the payment of all amounts payable pursuant to this Agreement and the CIC Agreement, as amended, that any earlier duplicative severance or similar severance rights he may have with Purchaser or any of its affiliates under any other agreement or policies, written or oral, will be of no further force or effect including any rights he may have with respect to severance or separation pay under any such agreements or policies.

2.             Following the closing of the Merger, in light of the change in role of Giambrone, Purchase and Giambrone, accept and agree that the changes in Giambrone’s reporting roles and responsibilities following the Merger will result in a material diminution of duties of Giambrone, constituting “Good Reason” as defined in the CIC Agreement, and upon tender by Giambrone of notice of termination for Good Reason, Purchaser will accept such notice without contest and will proceed, as promptly as possible to terminate Giambrone’s employment in accordance with the CIC Agreement and/or employment agreement, in each case as amended as contemplated hereby.

3.             The Seller agrees that, effective immediately prior to the closing of the transaction, any and all non-competition obligations under any contract, plan or arrangement between Giambrone and the Seller or any of its affiliates shall cease to apply.

4.             The Seller shall pay to Giambrone a 2012 bonus in respect of work performed during 2012, on or before December 31, 2012, equal to $1,500,000.  This bonus shall be in lieu of any 2012 bonus payable under the CIC Agreement or under any employment agreement with Giambrone or in connection with any discretionary, one-time or other bonus that might otherwise be available.

5.             The Purchaser agrees to indemnify and hold harmless Giambrone, on an after tax basis, for any excise taxes, income taxes, interest and/or penalties that may arise or be assessed against Giambrone under the provisions of Section 280G of the Code in connection with, or as a result of the arrangements contemplated by this proposal.

6.             This proposal will become effective only if the proposed transaction between Purchaser and KBW is consummated. The terms of this proposal will be memorialized in an amendment to the CIC Agreement in satisfactory form, signed at closing of the transaction.

7.             The terms set forth above will not be amended or modified except in writing duly executed by and delivered to all parties.

8.             This Terms Agreement is governed by the laws of the State of New York.

9.             Except as otherwise provided herein, this Terms Agreement shall supersede any prior agreement entered into in connection with the Merger and negotiation of the Merger Agreement with respect to the matters otherwise described herein.

If the foregoing is in accordance with your understanding of the terms of this Terms Agreement, please execute this Terms Agreement below, whereby it will become a binding agreement among Purchaser, Seller and Giambrone.

IN WITNESS WHEREOF, THE UNDERSIGNED HEREUNTO SETS HIS HAND AND ACKNOWLEDGES ACCEPTANCE OF THE ABOVE TERMS:

Stifel Financial Corp

/s/ Ronald J. Kruszewski
By: Ronald J. Kruszewski

KBW, Inc.

/s/ Andrew M. Senchak
By: Andrew M. Senchak

/s/ Robert Giambrone
Robert Giambrone

Signature Page to Terms Agreement